Exhibit 4.2

GUARANTEE AGREEMENT

made by

THE GUARANTORS PARTY HERETO

in favor of

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

April 6, 2012

SCHEDULES

Schedule 1	Notice Addresses

ANNEX

Annex 1	Form of Assumption Agreement

i

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of April 6, 2012, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Guarantors”), in favor of Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Amended and Restated Credit Agreement, dated as of April 6, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CenturyLink, Inc. (the “Borrower”), the Lenders, the Administrative Agent and the other parties thereto.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Guarantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the Guarantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Agreement to the Administrative Agent, for the ratable benefit of the Guaranteed Parties (as defined below);

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor hereby agrees with the Administrative Agent for the ratable benefit of the Guaranteed Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Agreement”: this Guarantee Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Guaranteed Parties”: the collective reference to the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders.

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. GUARANTEE

2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Guaranteed Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) Anything herein or in any other Loan Papers to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Papers shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the Rights of any Guaranteed Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until (i) all the Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations, (ii) the applicable Guarantor has been released from its obligations under this Agreement in accordance with Section 11.14 of the Credit Agreement or (iii) the Guarantors have been released from their obligations under this Agreement in accordance with Section 6.14 of the Credit Agreement.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Guaranteed Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated, such Guarantor has been released from its obligations under this Agreement in accordance with Section 11.14 of the Credit Agreement or the Guarantors have been released from their obligations under this Agreement in accordance with Section 6.14 of the Credit Agreement.

2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to any Guaranteed Party, and each Guarantor shall remain liable to such Guaranteed Party for the full amount guaranteed by each Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any setoff or application of funds of any Guarantor by any Guaranteed Party, no Guarantor shall be entitled to be subrogated to any of the rights of any Guaranteed Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of setoff held by the Administrative Agent or any other Guaranteed Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Person hereunder, until all amounts owing to the Guaranteed Parties by the Borrower on account of the Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Guaranteed Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4 Amendments, etc. with respect to the Obligations. Subject to Sections 6.14 and 11.14 of the Credit Agreement, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by any Guaranteed Party may be rescinded by such Guaranteed Party and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of setoff with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Guaranteed Party, and the Credit Agreement and the other Loan Papers and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Majority Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of setoff at any time held by any Guaranteed Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. No Guaranteed Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Guaranteed Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Guaranteed Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Paper, any of the Obligations or any other collateral security therefor or guarantee or right of setoff with respect thereto at any time or from time to time held by any Guaranteed Party, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Guaranteed Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its Rights hereunder against any Guarantor, any Guaranteed Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such Rights as it may have against the Borrower, any Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of setoff with respect thereto, and any failure by any Guaranteed Party to make any such demand, to pursue such other Rights or to collect any payments from the Borrower, any Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of setoff, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of setoff, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the Rights, whether express, implied or available as a matter of law, of any Guaranteed Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Guaranteed Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without setoff or counterclaim in Dollars at the Funding Office.

SECTION 3. MISCELLANEOUS

3.1 Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Guaranteed Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Guaranteed Parties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

3.2 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.14 of the Credit Agreement.

3.3 Notices. All notices, requests and demands to or upon the Administrative Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 11.6 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1, as such schedule may be amended or supplemented from time to time.

3.4 No Waiver by Course of Conduct; Cumulative Remedies. No Guaranteed Party shall by any act (except by a written instrument pursuant to Section 3.2), delay, indulgence, omission or otherwise be deemed to have waived any Right hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Guaranteed Party, any Right hereunder shall operate as a waiver thereof. No single or partial exercise of any Right hereunder shall preclude any other or further exercise thereof or the exercise of any other Right. A waiver by any Guaranteed Party of any Right hereunder on any one occasion shall not be construed as a bar to any Right which such Guaranteed Party would otherwise have on any future occasion. The Rights herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other Rights provided by law.

3.5 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to promptly pay all reasonable and necessary out-of-pocket costs, fees, and expenses paid or incurred by the Administrative Agent and any of the Lenders in connection with collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any Rights under this Agreement and the other Loan Papers to which such Guarantor is a party (including, but not limited to, reasonable attorneys’ fees and expenses and court costs).

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 6.7 or 11.22 of the Credit Agreement.

(c) The agreements in this Section 3.5 shall survive the termination of this Agreement and the payment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Papers.

3.6 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Guaranteed Parties and their respective successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

3.7 Set-Off. If an Event of Default shall have occurred and is continuing, each Lender is hereby authorized at any time and from time to time, without prior notice to any Guarantor (any such notice being hereby expressly waived by each Guarantor), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by such Lender to or for the credit or the account of such Guarantor against any portion of the Obligation owing to such Lender, irrespective of whether or not all of the Obligation, or any part thereof, shall be then due. Each Lender agrees promptly to notify the relevant Guarantor (with a copy to the Administrative Agent) after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The Rights of each Lender hereunder are in addition to other Rights (including, without limitation, other rights of setoff) which such Lender may have.

3.8 Multiple Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

3.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3.10 Headings. The headings, captions, and arrangements used in this Agreement are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms herein, nor affect the meaning thereof.

3.11 Integration. This Agreement and the other Loan Papers represent the agreement of the Guarantors and the Guaranteed Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Guarantor, the Administrative Agent or any other Guaranteed Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Papers.

3.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3.13 Submission to Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Papers to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 3.3 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

3.14 Acknowledgements. Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Papers to which it is a party;

(b) neither the Administrative Agent nor any other Guaranteed Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Papers, and the relationship between the Guarantors, on the one hand, and the Guaranteed Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Papers or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Guarantors and the Lenders.

3.15 Additional Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.13 of the Credit Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

3.16 Releases. At such time as (i) the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding or (ii) the Guarantors are released from their obligations under this Agreement in accordance with Section 6.14 of the Credit Agreement, this Agreement and all obligations (other than those expressly stated to survive such termination) of each Guaranteed Party and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of any Guarantor following any such termination, the Administrative Agent shall execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request to evidence such termination.

3.17 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN PAPER AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee Agreement to be duly executed and delivered as of the date first above written.

EMBARQ CORPORATION

By:	/s/ R. Stewart Ewing, Jr.
Name: R. Stewart Ewing, Jr.
Title: EUP and CFO

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QWEST COMMUNICATIONS INTERNATIONAL INC.

By:	/s/ R. Stewart Ewing, Jr.
Name: R. Stewart Ewing, Jr.
Title: EUP and CFO

QWEST SERVICES CORPORATION

By:	/s/ R. Stewart Ewing, Jr.
Name: R. Stewart Ewing, Jr.
Title: EUP and CFO

Agreed to and accepted as of the date first

above written:

CENTURYLINK, INC.

By:	/s/ R. Stewart Ewing, Jr.
Name: R. Stewart Ewing, Jr.
Title: EUP and CFO

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

100 CenturyLink Drive

Monroe, LA 71203

Annex 1 to

Guarantee Agreement

ASSUMPTION AGREEMENT, dated as of [                    ], 20[        ] , made by [                    ] (the “Additional Guarantor”), in favor of Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, CenturyLink, Inc. (the “Borrower”), the Lenders, the Administrative Agent and the other parties thereto have entered into an Amended and Restated Credit Agreement, dated as of April 6, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, certain of the Borrower’s Affiliates (other than the Additional Guarantor) have entered into the Guarantee Agreement, dated as of April 6, 2012 (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) in favor of the Administrative Agent for the ratable benefit of the Guaranteed Parties;

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guarantee Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 3.15 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule 1 of the Guarantee Agreement.

2. Governing Law. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS UNDER THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

2

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1